LETTER TO CLIENTS
To Tender Shares of Common Stock
of
Caremark Rx, Inc.
for
$29.25 in Cash,
0.426 of a Share of Common Stock
(together with the associated preferred stock purchase rights)
of
Express Scripts, Inc.

and an additional $0.00481 in cash per day beginning on April 1, 2007 until the earlier of
(A) Express Scripts’ acceptance for exchange of Caremark Shares or (B) forty-five (45) days following the later of (i) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or (ii) if applicable, termination of any agreement with the Federal Trade Commission not to accept shares of Caremark common stock for exchange

Pursuant to the Prospectus/Offer to Exchange dated March 9, 2007

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 17, 2007, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF EXPRESS SCRIPTS’ OFFER TO EXCHANGE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

March 9, 2007

To Our Clients:

Enclosed for your consideration are a Prospectus/Offer to Exchange, dated March 9, 2006 (the “Prospectus/Offer to Exchange”), and a related revised BLUE Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Offer”) in connection with the offer by Express Scripts, Inc., a Delaware corporation (“Express Scripts”), to exchange each issued and outstanding share of common stock, par value $0.001 per share (the “Caremark Shares”) of Caremark Rx, Inc. (“Caremark”), a Delaware corporation, validly tendered and not properly withdrawn in the Offer for:

•	$29.25 in cash, less any applicable withholding tax and without interest;

•	0.426 of a share of Express Scripts common stock (together with the associated preferred stock purchase rights); and

•	an additional $0.00481 in cash per day, less any applicable withholding taxes and without interest, beginning on April 1, 2007 until the earlier of (A) the Express Scripts’ acceptance for exchange of Caremark Shares or (B) forty-five (45) days following the later of (i) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or (ii) if applicable, termination of any agreement with the Federal Trade Commission (the “FTC”) not to accept Caremark Shares for exchange in the Offer;

upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and the accompanying revised BLUE Letter of Transmittal. The last day the additional cash consideration will accrue on the Caremark Shares will (1) in the case of clause (B) above, include the forty-fifth (45th) day following the date of such applicable expiration or termination and (2) in the case of clause (A) above, include the expiration date of the Offer. The additional cash consideration is conditioned upon acceptance of Caremark Shares for exchange in the Offer and will be paid at the same time as the other consideration paid in the Offer.

This material is being forwarded to you as the beneficial owner of Caremark Shares carried by us in your account, but not registered in your name. A tender of such Caremark Shares can be made only by us as the registered holder for your account and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Caremark Shares held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus/Offer to Exchange and revised BLUE Letter of Transmittal. The Letter of revised BLUE Transmittal is furnished to you for your information only and cannot be used by you to tender Caremark Shares.

Your attention is directed to the following:

1. The consideration per Caremark Share is (1) $29.25 in cash, less any applicable withholding taxes and without interest, (2) 0.426 of a share of Express Scripts common stock (together with the associated preferred stock purchase rights), an additional $0.00481 in cash per day, less any applicable withholding taxes and without interest, beginning on April 1, 2007 until the earlier of (A) the Express Scripts’ acceptance for exchange of Caremark Shares or (B) forty-five (45) days following the later of (i) expiration of the applicable waiting period under the HSR Act, or (ii) if applicable, termination of any agreement with the FTC not to accept Caremark Shares for exchange in the Offer, subject to the procedures described in the Prospectus/Offer to Exchange and revised BLUE Letter of Transmittal. The last day the additional cash consideration will accrue on the Caremark Shares will (1) in the case of clause (B) above, include the forty-fifth (45th) day following the date of such applicable expiration or termination and (2) in the case of clause (A) above, include the expiration date of the Offer. The additional cash consideration is conditioned upon acceptance of Caremark Shares for exchange in the Offer and will be paid at the same time as the other consideration paid in the Offer.

2. The Offer is being made for all outstanding Caremark Shares.

3. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on April 17, 2007, unless the Offer is sooner terminated or extended.

4. The Offer is subject to several conditions set forth in the section of the Prospectus/Offer to Exchange entitled “The Exchange Offer — Conditions to the Offer,” which we urge you to review in detail. These conditions include, among other things, the following:

•	Caremark stockholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of Caremark Shares that, when added to the Caremark Shares owned by Express Scripts or any of its subsidiaries, shall constitute a majority of the then outstanding Caremark Shares on a fully diluted basis.

•	The Agreement and Plan of Merger (as such agreement may be amended from time to time, the “Caremark/CVS Merger Agreement”) dated as of November 1, 2006, as amended by Amendment No. 1 to the Merger Agreement dated January 16, 2007, among CVS Corporation (“CVS), Caremark and Twain MergerSub L.L.C. shall have been validly terminated on terms reasonably satisfactory to Express Scripts, and Express Scripts reasonably believing that Caremark could not have any liability, and CVS not having asserted any claim of liability or breach against Caremark in connection with the Caremark/CVS Merger Agreement other than with respect to the possible payment of the termination fee required thereby.

•	The board of directors of Caremark shall have approved the Offer and the second-step merger described in the Prospectus/Offer to Exchange or any other business combination satisfactory to Express Scripts between Caremark and Express Scripts (and/or any of Express Scripts’ subsidiaries) pursuant to the requirements of Section 203 of the Delaware General Corporation Law (“Section 203”) or Express Scripts shall be satisfied that Section 203 does not apply to or otherwise restrict the Offer, the second-step merger described in the Prospectus/Offer to Exchange or any such business combination.

•	Any applicable waiting period under the HSR Act, and, if applicable, any agreement with the FTC not to accept Caremark Shares for exchange in the Offer, shall have expired or been terminated prior to the expiration of the offer.

•	The registration statement of which the Prospectus/Offer to Exchange is a part shall have become effective under the Securities Act of 1933, as amended, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission and Express Scripts shall have received all necessary state securities law or “blue sky” authorizations.

•	The stockholders of Express Scripts shall have approved the issuance of shares of Express Scripts common stock pursuant to the Offer and the second-step merger as required under the rules of the NASDAQ Global Select Market, and such shares shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

•	Express Scripts shall have received proceeds under the facilities contemplated by its commitments from Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, Citigroup Global Markets Inc. and Citicorp North America, Inc. that, together with Express Scripts’ cash on hand, are sufficient to permit Express Scripts to complete the transactions contemplated by the Offer and shall have remaining commitments sufficient to fund the second-step merger and to pay fees, expenses and other related amounts.

•	Express Scripts shall have completed to its reasonable satisfaction confirmatory due diligence of Caremark’s non-public information on Caremark’s business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting Caremark’s business, assets and liabilities that have not been publicly disclosed prior to the commencement of our Offer.

•	Caremark stockholders shall have not adopted the Caremark/CVS merger agreement and there shall have been no business combination consummated between Caremark and CVS.

5. Tendering stockholders will not be obligated to pay brokerage fees or commissions and any stock transfer taxes applicable to the transfer of Caremark Shares to Express Scripts pursuant to Offer will be paid by Express Scripts, except as otherwise provided in Instruction 6 of the original GREEN Letter of Transmittal and the revised BLUE Letter of Transmittal.

We urge you to read the enclosed Prospectus/Offer to Exchange and revised BLUE Letter of Transmittal regarding the Offer carefully before instructing us to tender your Caremark Shares.

If you wish to tender any or all of the Caremark Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form attached hereto. You should also complete, sign and return a Substitute Form W-9 to us (please see Instruction 9 to the original GREEN Letter of Transmittal and revised BLUE Letter of Transmittal). An envelope in which to return your instructions to us is enclosed. Your instructions and the Substitute Form W-9 should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to April 17, 2007, the expiration date of the Offer.

None of the Caremark Shares held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given, your signature on the attached “Instructions to Registered Holder from Beneficial Holder” shall constitute an instruction to us to tender ALL of the Caremark Shares held by us for your account.

The offer is being made solely by the Prospectus/Offer to Exchange and the accompanying revised BLUE Letter of Transmittal and is being made to holders of Caremark Shares. Express Scripts is not aware of any jurisdiction where the making of the Offer or the tender of shares of Caremark common stock in connection therewith would not be in compliance with the laws of such jurisdiction. If Express Scripts becomes aware of any jurisdiction in which the making of the Offer or the tender of Caremark Shares in connection therewith would not be in compliance with applicable law, Express Scripts will make a good faith effort to comply with any such law. If, after such good faith effort, Express Scripts cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Caremark Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Express Scripts by the dealer managers or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the Offer to Exchange
All Outstanding Shares of Common Stock
of
CAREMARK RX, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus/Offer to Exchange, dated March 9, 2007, and the related revised Blue Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Offer”) in connection with the offer by Express Scripts, Inc., a Delaware corporation, to exchange each the issued and outstanding shares of common stock, par value $0.001 per share (jointly, the “Shares”), of Caremark Rx, Inc., a Delaware corporation (the “Company”).

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated: _ _

Number of Shares To Be Tendered: _ _ Shares*

SIGN HERE

Signature(s)

Please Type or Print Name(s)

Please Type or Print Address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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